Exhibit 99.1
FOR IMMEDIATE RELEASE
Investor Relations:
800-348-1074, ext. 3333
investorrelations@carrols.com

CARROLS RESTAURANT GROUP, INC. REPORTS FINANCIAL RESULTS
FOR THE FOURTH QUARTER AND FULL YEAR OF 2015
Provides Guidance for 2016
Company to Present at the Raymond James Conference on March 7th

Syracuse, New York - (Business Wire) - March 3, 2016 - Carrols Restaurant Group, Inc. (“Carrols” or the “Company”) (Nasdaq: TAST) today announced financial results for the fourth quarter and full year ended January 3, 2016. The Company also provided guidance for 2016.

Highlights for fourth quarter of 2015 (14 weeks) versus fourth quarter of 2014 (13 weeks) include:

•	Restaurant sales increased 18.7% to $229.1 million from $192.9 million in the fourth quarter of 2014, including $46.7 million in sales from BURGER KING® restaurants acquired in 2014 and 2015;

•	The Company has acquired a total of 178 BURGER KING® restaurants over the past two years including 55 restaurants in 2015 (46 in the fourth quarter) and 123 restaurants in 2014;

•	Comparable restaurant sales increased 5.1% (on a comparable 14 week basis) compared to a 3.6% increase in the prior year period;

•	Adjusted EBITDA(1) more than doubled to $23.7 million from $10.1 million in the prior year period;

•
Net income was $7.0 million, or $0.16 per diluted share, compared to a net loss of $27.0 million, or $0.78 per diluted share, in the prior year period. The net loss in the fourth quarter of 2014 included a non-cash charge of $24.3 million for a valuation allowance against the Company’s net deferred income tax assets. As a result, there was no income tax expense in 2015; and

•	Adjusted net income(1) was $8.2 million, or $0.18 per diluted share, compared to a net loss of $0.9 million, or $0.03 per diluted share, in the prior year period.

Highlights for the full year 2015 (53 weeks) versus the full year 2014 (52 weeks) include:

•	Restaurant sales increased 24.0% to $859.0 million from $692.8 million, including $157.6 million in sales from BURGER KING® restaurants acquired in 2014 and 2015;

•	Comparable restaurant sales increased 7.4% (on a comparable 53 week basis) compared to a 0.6% increase in the prior year;

•	Adjusted EBITDA(1) increased $40.7 million to $76.7 million from $36.0 million in the prior year;

•
Net income was $4,000, or $0.00 per diluted share, compared to a net loss of $38.1 million, or $1.23 per diluted share, in the prior year. Net income in 2015 included a charge of $12.6 million related to the refinancing of the Company’s debt, and the net loss in 2014 included a $24.3 million non-cash charge for a valuation allowance against net deferred income tax assets; and

•
Excluding those charges and certain other items, Adjusted net income(1) was $16.9 million, or $0.38 per diluted share, compared to a net loss of $10.4 million, or $0.34 per diluted share, in the prior year.

(1)
Adjusted EBITDA, Restaurant-level EBITDA and Adjusted net income are non-GAAP financial measures. Refer to the definitions and reconciliation of these measures to net income (loss) or to income (loss) from operations in the tables at the end of this release.

At the end of the fiscal year (January 3, 2016), Carrols owned and operated 705 BURGER KING® restaurants. On February 23, 2016 the Company completed the acquisition of twelve additional restaurants located in central Pennsylvania and currently operates 717 BURGER KING® restaurants.

Daniel T. Accordino, the Company's Chief Executive Officer said, “A strong fourth quarter performance capped off an extremely successful year at Carrols and we are very pleased with our accomplishments. During the fourth quarter, we generated a solid 5.1% increase in comparable restaurant sales as Burger King’s marketing initiatives were effective in driving sales in the face of an increasingly competitive and promotional quick-service restaurant environment. We leveraged this top-line momentum well, and when combined with favorable commodity costs, were able to considerably enhance our overall profitability and margins.”

Accordino added, “We continued to aggressively reimage restaurants and completed the remodeling of 94 restaurants in 2015. At the end of the year, more than 60% of our 705 restaurants featured the updated 20/20 design image. We anticipate reimaging another 85 to 95 restaurants in 2016 as we wind down our accelerated remodeling program, and expect our remodeling expenditures to return to more moderate levels in 2017.”

Accordino concluded, “In 2015, we also continued to execute our expansion strategy with the acquisition of an additional 55 BURGER KING® restaurants. Our 2015 financial results further demonstrate our ability to positively impact sales, operating margins and overall operating performance of the restaurants that we’ve acquired. Looking ahead, we plan to opportunistically pursue additional acquisition opportunities as a key element of our growth strategy.”

Fourth Quarter 2015 Financial Results

Restaurant sales increased 18.7% to $229.1 million in the fourth quarter of 2015 compared to $192.9 million in the fourth quarter of 2014. Restaurant sales included $46.7 million in sales from the 178 BURGER KING® restaurants acquired in 2014 and 2015, a comparable restaurant sales increase of 5.1% (on a comparable 14 week basis) and one additional operating week in 2015 which contributed approximately $16 million in sales. The comparable restaurant sales increase included a 4.6% increase at both legacy restaurants and the restaurants acquired in 2012, along with an 8.3% increase at the comparable restaurants from our 2014 acquisitions. Average check was 4.2% higher and customer traffic increased 0.9% from the prior year period.

Restaurant-Level EBITDA was $36.8 million in the fourth quarter of 2015, which included a $6.2 million contribution from the restaurants acquired in 2014 and 2015, compared to Restaurant-Level EBITDA of $19.6 million in the fourth quarter of 2014. Restaurant-Level EBITDA margin increased 589 basis points to 16.1% of restaurant sales, primarily as a result of effective leveraging of the sales increases, lower cost of sales in part due to lower beef costs, and improved operating performance.

General and administrative expenses were $14.3 million in the fourth quarter of 2015 compared to $11.1 million in the fourth quarter of 2014. These costs were higher due to incremental field management and training costs associated with restaurants acquired over the past year and a $2.2 million increase in bonus expense. As a percentage of restaurant sales, general and administrative expenses were 6.2% and increased 48 basis points from the prior year period.

Adjusted EBITDA was $23.7 million in the fourth quarter of 2015 compared to $10.1 million in the fourth quarter of 2014, and Adjusted EBITDA margin improved 515 basis points to 10.4% of restaurant sales. The Company estimates that the additional operating week in the fourth quarter of 2015 contributed approximately $4.0 million to Adjusted EBITDA.

Income from operations was $11.6 million in the fourth quarter of 2015 compared to a loss from operations of $3.0 million in the prior year period. For the fourth quarter of 2015, income from operations included $0.3 million of impairment and other lease charges and $0.8 million of acquisition expenses. For the same period last year, loss from operations included $1.7 million of impairment and other lease charges and $1.2 million of acquisition expenses.

Interest expense decreased slightly to $4.5 million in the fourth quarter of 2015 from $4.7 million in the same period last year as a result of refinancing the Company’s debt in 2015.

Net income was $7.0 million, or $0.16 per diluted share, compared to net loss of $27.0 million, or $0.78 per diluted share, in the prior year period. The net loss in the fourth quarter of 2014 included a $24.3 million non-cash charge to establish a valuation allowance against net deferred income tax assets. As a result of this valuation allowance, there was no income tax expense in 2015.

Adjusted net income was $8.2 million, or $0.18 per diluted share, compared to a net loss of $0.9 million, or $0.03 per diluted share, in the prior year period.

Full Year 2016 Outlook

Carrols is providing the following guidance for the full year 2016 which is a 52-week period:

•	Total restaurant sales of $930 million to $955 million including a comparable restaurant sales increase of 2% to 4% (on a comparable 52 week basis);

•	Between a 1% decrease and a 1% increase in commodity costs including a 5% to 10% decrease in beef costs;

•	General and administrative expenses (excluding stock compensation costs) of $50 million to $52 million;

•	Adjusted EBITDA of $80 million to $90 million;

•
Capital expenditures of $75 million to $85 million which includes remodeling a total of 85 to 95 restaurants (including the scrape and rebuilding of 4 to 6 restaurants) and the construction of 6 to 8 new restaurants (including relocations of 4 to 5 existing restaurants);

•	The sale/leaseback of 13 properties acquired in 2015 for net proceeds of $18 million to $19 million; and

•	As a consequence of establishing the net deferred income tax asset valuation allowance in 2014, the Company does not anticipate any income tax expense for 2016.

As stated above, the additional operating week in 2015 contributed approximately $16 million in restaurant sales and $4.0 million in Adjusted EBITDA.

While the Company intends to pursue opportunities to acquire additional BURGER KING® restaurants in 2016, the annual guidance detailed above does not include any impact for other possible acquisitions.

Carrols also amended its revolving credit facility on February 12, 2016 to increase the amount of available borrowings from $30 million to $55 million in order to increase funding available for the potential acquisition of additional restaurants. The amendment also reduced the existing interest rate and slightly extended the maturity of the facility.

Conference Call Today

Daniel T. Accordino, Chief Executive Officer, and Paul R. Flanders, Chief Financial Officer, will host a conference call to discuss fourth quarter and full year 2015 financial results today at 8:30 AM ET.

The conference call can be accessed live over the phone by dialing 888-468-2440 or for international callers by dialing 719-325-2495. A replay will be available one hour after the call and can be accessed by dialing 888-203-1112 or for international callers by dialing 1-719-457-0820; the passcode is 2999334. The replay will be available until Thursday, March 10, 2016. Investors and interested parties may listen to a webcast of this conference call by visiting www.carrols.com under the tab “Investor Relations”

Investor Conference Participation

Carrols also announced today that Paul R. Flanders, Chief Financial Officer, will be presenting at the Raymond James 37th Annual Institutional Investors Conference in Orlando, Florida on Monday, March 7, 2016 at 8:05 AM ET. Investors and interested parties may listen to a webcast of this presentation by visiting www.carrols.com under the tab “Investor Relations”.

About the Company

Carrols is the largest BURGER KING® franchisee in the United States with 717 restaurants as of March 3, 2016 and has operated BURGER KING® restaurants since 1976. For more information on Carrols, please visit the company's website at www.carrols.com.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Carrols' expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words "may", "might", "believes", "thinks", "anticipates", "plans", "expects", "intends" or similar expressions. In addition, expressions of our strategies, intentions, plans or guidance are also forward-looking statements. Such statements reflect management's current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties as included in Carrols' filings with the Securities and Exchange Commission.

Carrols Restaurant Group, Inc.
Consolidated Statements of Operations
(in thousands except per share amounts)

	(unaudited)		(unaudited)
	Three Months Ended (a)		Twelve Months Ended (a)
	January 3, 2016	December 28, 2014	January 3, 2016	December 28, 2014
Restaurant sales	$229,056	$192,897	$859,004	$692,755
Costs and expenses:
Cost of sales	62,300	61,058	240,322	209,664
Restaurant wages and related expenses	70,815	59,954	267,950	219,718
Restaurant rent expense	14,995	13,596	58,096	48,865
Other restaurant operating expenses	35,467	31,322	135,874	113,586
Advertising expense	8,691	7,340	32,242	27,961
General and administrative expenses (b) (c)	14,252	11,078	50,515	40,001
Depreciation and amortization	10,629	9,802	39,845	36,923
Impairment and other lease charges	346	1,719	3,078	3,541
Other expense (income)	—	22	(126)	47
Total costs and expenses	217,495	195,891	827,796	700,306
Income (loss) from operations	11,561	(2,994)	31,208	(7,551)
Interest expense	4,543	4,721	18,569	18,801
Loss on extinguishment of debt	—	—	12,635	—
Income (loss) before income taxes	7,018	(7,715)	4	(26,352)
Provision for income taxes	—	19,320	—	11,765
Net income (loss)	$7,018	$(27,035)	$4	$(38,117)

Basic and diluted net income (loss) per share (d) (e):	$0.16	$(0.78)	$0.00	$(1.23)
Basic weighted average common shares outstanding	35,038	34,826	34,959	30,885
Diluted weighted average common shares outstanding	44,698	34,826	44,623	30,885

(a)
The Company uses a 52 or 53 week fiscal year that ends on the Sunday closest to December 31. The three and twelve months ended January 3, 2016 included fourteen and 53 weeks, respectively. The three and twelve months ended December 28, 2014 included thirteen and 52 weeks, respectively.

(b)
Acquisition costs of $0.8 million and $1.2 million for the three and twelve months ended January 3, 2016, respectively, and $1.2 million and $1.9 million for the three and twelve months ended December 28, 2014, respectively, were included in general and administrative expenses.

(c)
General and administrative expenses include stock-based compensation expense of $367 and $297 for the three months ended January 3, 2016 and December 28, 2014, respectively, and $1,438 and $1,180 for the twelve months ended January 3, 2016 and December 28, 2014, respectively.

(d)	Basic net income (loss) per share was computed excluding income attributable to preferred stock and non-vested restricted shares.

(e)
Diluted net income (loss) per share was computed including shares issuable for convertible preferred stock and non-vested restricted stock unless their effect would have been anti-dilutive for the periods presented.

Carrols Restaurant Group, Inc.
Supplemental Information

The following table sets forth certain unaudited supplemental financial and other data for the periods indicated (in thousands, except number of restaurants, percentages and average weekly sales per restaurant):

	(unaudited)		(unaudited)
	Three Months Ended (a)		Twelve Months Ended (a)
	January 3, 2016	December 28, 2014	January 3, 2016	December 28, 2014
Restaurant Sales: (a)
Legacy restaurants	$103,510	$93,434	$392,754	$367,828
Restaurants acquired in 2012	78,806	74,065	308,700	290,945
Restaurants acquired in 2014 and 2015	46,740	25,398	157,550	33,982
Total Restaurant Sales	$229,056	$192,897	$859,004	$692,755
Change in Comparable Restaurant Sales (b)	5.1%	3.6%	7.4%	0.6%
Average Weekly Sales per Restaurant: (c)
Legacy restaurants	$26,596	$25,284	$26,445	$24,555
Restaurants acquired in 2012	22,962	21,851	23,328	21,202
Restaurants acquired in 2014 and 2015	22,346	20,694	22,480	21,882
Restaurant-Level EBITDA (d)
Legacy restaurants	$19,137	$12,345	$65,509	$48,701
Restaurants acquired in 2012	11,492	5,886	41,584	22,022
Restaurants acquired in 2014 and 2015	6,159	1,396	17,427	2,238
Total Restaurant-Level EBITDA	$36,788	$19,627	$124,520	$72,961
Restaurant-Level EBITDA margin (d)
Legacy restaurants	18.5%	13.2%	16.7%	13.2%
Restaurants acquired in 2012	14.6%	7.9%	13.5%	7.6%
Restaurants acquired in 2014 and 2015	13.2%	5.5%	11.1%	6.6%
All restaurants	16.1%	10.2%	14.5%	10.5%
Adjusted EBITDA (d)	$23,732	$10,053	$76,737	$36,008
Adjusted EBITDA margin (d)	10.4%	5.2%	8.9%	5.2%
Adjusted net income (loss) (d)	$8,193	$(881)	$16,885	$(10,408)
Diluted adjusted net earnings (loss) per share	$0.18	$(0.03)	$0.38	$(0.34)
Number of Restaurants:
Restaurants at beginning of period	660	581	674	564
New restaurants	—	—	—	1
Acquired restaurants	46	94	55	123
Closed restaurants	(1)	(1)	(23)	(14)
Sold restaurants	—	—	(1)	—
Restaurants at end of period	705	674	705	674

	At 1/3/16	At 12/28/14
Long-term Debt (e)	$209,209	$159,896
Cash	22,274	21,221

(a)
Restaurants acquired in 2012 represent the restaurants acquired from Burger King Corporation on May 30, 2012. Legacy restaurants refer to the Company's Burger King restaurants owned prior to 2012. Restaurants acquired in 2014 and 2015 represent the 178 restaurants acquired in thirteen acquisitions in 2014 and 2015.

(b)
Restaurants are generally included in comparable restaurant sales after they have been open or owned for 12 months. For the three and twelve months ended January 3, 2016 the changes in comparable restaurant sales are calculated on a fourteen week and fifty-three week basis, respectively. For the three and twelve months ended December 28, 2014 the changes in comparable restaurant sales are calculated on a thirteen week and fifty-two week basis, respectively.

(c)	Average weekly restaurant sales are derived by dividing restaurant sales by the average number of restaurants operating during the period.

(d)
EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Restaurant-Level EBITDA, Restaurant-Level EBITDA margin and Adjusted net income (loss) are non-GAAP financial measures and may not necessarily be comparable to other similarly titled captions of other companies due to differences in methods of calculation. Refer to the Company's reconciliation of EBITDA, Adjusted EBITDA and Adjusted net income (loss) to net income (loss), and to the Company's reconciliation of Restaurant-Level EBITDA to income (loss) from operations for further detail. Both Adjusted EBITDA margin and Restaurant-Level EBITDA margin are calculated as a percentage of restaurant sales for the respective group of restaurants. Diluted adjusted net earnings (loss) per share is calculated based on Adjusted net income (loss).

(e)
Long-term debt (including current portion and excluding deferred financing costs) at January 3, 2016 included $200,000 of the Company's 8.0% Senior Secured Second Lien Notes, $1,203 of lease financing obligations and $8,006 of capital lease obligations. Long-term debt (including current portion and excluding deferred financing costs) at December 28, 2014 included $150,000 of the Company's 11.25% Senior Secured Second Lien Notes, $1,202 of lease financing obligations and $8,694 of capital lease obligations.

Carrols Restaurant Group, Inc.
Reconciliation of Non-GAAP Measures
(in thousands, except per share data)

	(unaudited)		(unaudited)
	Three Months Ended (a)		Twelve Months Ended (a)
	January 3, 2016	December 28, 2014	January 3, 2016	December 28, 2014
Reconciliation of EBITDA and Adjusted EBITDA: (a)
Net income (loss)	$7,018	$(27,035)	$4	$(38,117)
Provision for income taxes	—	19,320	—	11,765
Interest expense	4,543	4,721	18,569	18,801
Depreciation and amortization	10,629	9,802	39,845	36,923
EBITDA	22,190	6,808	58,418	29,372
Impairment and other lease charges	346	1,719	3,078	3,541
Acquisition costs	829	1,229	1,168	1,915
Stock compensation expense	367	297	1,438	1,180
Loss on extinguishment of debt	—	—	12,635	—
Adjusted EBITDA	$23,732	$10,053	$76,737	$36,008

Reconciliation of Restaurant-Level EBITDA: (a)
Income (loss) from operations	$11,561	$(2,994)	$31,208	$(7,551)
Add:
General and administrative expenses	14,252	11,078	50,515	40,001
Depreciation and amortization	10,629	9,802	39,845	36,923
Impairment and other lease charges	346	1,719	3,078	3,541
Other expense (income)	—	22	(126)	47
Restaurant-Level EBITDA	$36,788	$19,627	$124,520	$72,961

Reconciliation of Adjusted Net Income (Loss): (a)
Net income (loss)	$7,018	$(27,035)	$4	$(38,117)
Add:
Loss on extinguishment of debt	—	—	12,635	—
Impairment and other lease charges	346	1,719	3,078	3,541
Acquisition costs	829	1,229	1,168	1,915
Income tax effect of adjustments (b)	—	(1,120)	—	(2,073)
Valuation allowance for deferred taxes	—	24,326	—	24,326
Adjusted net income (loss)	$8,193	$(881)	$16,885	$(10,408)
Adjusted diluted net earnings (loss) per share	$0.18	$(0.03)	$0.38	$(0.34)

(a)
Within our press release, we make reference to EBITDA, Adjusted EBITDA, Restaurant-Level EBITDA and Adjusted net income (loss) which are non-GAAP financial measures. EBITDA represents net income (loss) before provision for income taxes, interest expense and depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted to exclude impairment and other lease charges, acquisition costs, stock compensation expense and loss on extinguishment of debt. Restaurant-Level EBITDA represents income (loss) from operations as adjusted to exclude general and administrative expenses, depreciation and amortization, impairment and other lease charges and other expense (income). Adjusted net income (loss) represents net income (loss) as adjusted to exclude loss on extinguishment of debt, impairment and other lease charges, acquisition costs and the establishment of a valuation allowance on the Company's net deferred income tax assets.

We are presenting Adjusted EBITDA, Restaurant-Level EBITDA and Adjusted net income (loss) because we believe that they provide a more meaningful comparison than EBITDA and Net income (loss) of the Company's core business operating results, as well as with those of other similar companies. Additionally, we present Restaurant-Level EBITDA because it excludes the impact of general and administrative expenses and other expense (income), all of which are non-recurring at the restaurant level. Management believes that Adjusted EBITDA, Restaurant-Level EBITDA and Adjusted net income (loss), when viewed with the Company's results of operations in accordance with GAAP and the accompanying reconciliations in the table above,

Carrols Restaurant Group, Inc.
Reconciliation of Non-GAAP Measures
(in thousands, except per share data)

provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of the Company's core business without regard to potential distortions. Additionally, management believes that Adjusted EBITDA and Restaurant-Level EBITDA permit investors to gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced.
However, EBITDA, Adjusted EBITDA, Restaurant-Level EBITDA and Adjusted net income (loss) are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income (loss), income (loss) from operations or cash flow from operating activities as indicators of operating performance or liquidity. Also, these measures may not be comparable to similarly titled captions of other companies. The tables above provide reconciliations between net income (loss) and EBITDA and Adjusted EBITDA, between Restaurant-Level EBITDA and income (loss) from operations, and between net income (loss) and Adjusted net income (loss).

(b)
The income tax effect related to the adjustments for impairment and other lease charges and acquisition costs during the three and twelve months ended December 28, 2014 was calculated using an effective income tax rate of 38%.